                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

    AGREEMENT made as of the 1st day of February, 1996, between WORLD OF SCIENCE, INC., a New York corporation with offices located at 900 Jefferson Road, Building 4, Rochester, New York ("Employer") and FRED H. KLAUCKE, residing at 420 Lake Road, Webster, New York 14580 ("Employee") as follows:

      W I T N E S S E T H:
      - - - - - - - - - -

  1. TERM OF EMPLOYMENT.  Employer hereby employs Employee and Employee hereby
     ------------------
agrees to perform services for Employer for a two year term commencing February 1, 1996 and terminating on January 31, 1998. This Employment Agreement shall automatically renew for successive two year terms thereafter, unless either the Employer or Employee shall have notified the other in writing at least sixty
(60) days prior to the expiration of the term of the Employment Agreement that the Employment Agreement shall not be renewed. The terms and conditions of the Employment Agreement for each renewal term shall contain the same terms and conditions, except that the amount of compensation payable to Employee shall be renegotiated each term.

    2.    NATURE OF EMPLOYMENT.  Employee shall be the Chairman of the Board of
          --------------------
Directors and chief Executive Officer of the Employer and in such capacity shall be responsible for the overall operations of Employer. Employee agrees to perform such specific duties as may be assigned to Employee from time to time by Employer. Employee agrees to devote Employee's full time and attention to the performance of Employee's duties, and shall not perform services for any other person or party without the written consent of Employer.

    3.    COMPENSATION.  Employee shall receive as compensation for services
          ------------
rendered to Employer the following:

         A. A base annual salary of $175,000.00, payable in equal weekly installments, or such other installments as shall be consistent with Employer's payroll practices. The base salary of

Employee may be increased during the term of this Employment Agreement at the discretion of the Board of Directors.

         B. Employee shall receive as additional compensation for each year of this Agreement an incentive bonus calculated on the Corporation's operating profit (as hereinafter defined), as follows:

                                                         AMOUNT OF
          OPERATING PROFIT                             BONUS PAYABLE
          ----------------                           ---------------


An amount equal to or greater           $25,000.00, plus an additional
than the prior year's                   amount equal to $25,000.00
operating profit, but less              divided by a fraction. The
than the current year's                 fraction numerator shall be
budgeted operating profit               the amount by which the actual
                                        current year-end operating
                                        profit exceeds the prior
                                        year's operating profit, and
                                        the denominator shall be the
                                        difference between the prior
                                        year's operating profit and
                                        the current year's budgeted
                                        operating profit.

An amount equal to or greater           $50,000.00, plus an additional
than the current year's                 amount equal to $25,000.00
budgeted operating profit, but          divided by a fraction.  The
less than 115% of the current           numerator shall be the amount
year's budgeted operating               by which the actual current
profit                                  year-end operating profit
                                        exceeds the current year
                                        budgeted operating profit, and
                                        the denominator shall be the
                                        difference between the current
                                        year budgeted operating profit
                                        and 115% of the current year
                                        budgeted operating profit.

An amount equal to or greater           $75,000.00
than 115% of the current
year's budgeted operating
profit.

          1. Operating Profit Defined. The term "operating profit" shall mean the combined gross income from the operations of the Company, and its subsidiaries, if any, other than capital gains, less the Company's and subsidiaries' combined expenses, deductions and credits attributable to such operations. The operating profit shall be determined on a consolidated basis by the annual audit prepared in accordance with generally accepted principles of accounting by the certified public accountants regularly employed by the Company and their determination shall be binding and conclusive on the parties hereto. In computing the operating profit, no deduction shall be taken or allowance made for (i) federal or state income taxes; (ii) for the payments required by this or other bonus or incentive plans; (iii) interest income or expense.

          2. Apportionment. For those periods of Employees' employment that do not coincide with the Company's fiscal year, the amount of the bonus shall be based upon the proportion of operating profit that the number of months Employee is in the employ of Employer during such fiscal year bears the fiscal year.

          3. Payment. Payment of the bonus shall be made no later than 90 days after the fiscal year end of the Employer for the fiscal year for which the calculation is made and shall be accompanied by a copy of the annual audit on which the bonus is based.

          4. Modification of Incentive Bonus Calculation. Employer reserves the right to abolish or modify the incentive bonus or incentive bonus calculation at any time during the term of the Employment Agreement. Any such abolition or modification shall only be effective for the following year of the Employment Agreement.

     C. The Employer may provide Employee with life insurance, disability insurance, medical/hospital insurance, reimbursement of uncovered medical expenses, and such other fringe benefits as Employer shall determine. Employee shall also receive such other Employer paid fringe benefits as shall be made generally available to other employees of the Employer. Employer reserves the right, however, to terminate any employee fringe benefit or employee benefit plan currently available to employees, and Employer makes no representation that such employee benefits shall continue during the term of Employee's employment.

         4. TERMINATION OF EMPLOYMENT AGREEMENT BY EMPLOYEE FOR GOOD REASON.
            ---------------------------------------------------------------
Employee may terminate this Employment Agreement for "Good Reason" which shall be defined as follows:

         A. Without Employee's written consent, the removal of Employee as an officer, or the assignment to Employee of any duties inconsistent with Employee's current position, duty or responsibility with Employer.

         B. A reduction by the Employer in Employee's base salary as in effect on the date hereof or as the same may be increased from time to time.

         C. The Employer requiring Employee to be based anywhere other than the Rochester, New York area.

         D. The failure of the Employer to obtain the assumption of this Agreement by any successor to the Employer, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Employer.

    5.   TERMINATION OF EMPLOYMENT AGREEMENT BY EMPLOYEE FOLLOWING CHANGE IN
         -------------------------------------------------------------------
CONTROL. Employee may terminate this Employment Agreement within one year
-------
following the occurrence of a "change in control of the Employer", as defined in this Paragraph. For purposes of this Agreement, a "change in control of the Employer" shall be deemed to have occurred on the date on which any of the following shall have occurred:

         A. Any one person or entity, or more than one person or entity acting as a group, acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange

Act of 1934, as Amended) of securities of the Employer, that, together with all prior securities owned by such person, entity, or group, possess greater than 25% of the total combined voting power of the Employer's then outstanding securities, or greater than 25% of the total fair market value of the Employer's then outstanding securities; or

         B. The sale of all or substantially all or the assets of the Employer to a person or entity other than a parent, subsidiary or affiliate of the Employer; or

         C. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Employer's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The designation by either Thomas James or M & T Capital Corp. of a successor director to any director previously designated by them shall not be considered in determining whether a change of control has occurred.

  6.  SEVERANCE BENEFITS PAYABLE IN THE EVENT OF TERMINATION BY EMPLOYEE FOR
      ----------------------------------------------------------------------
GOOD REASON OR UPON CHANGE OF CONTROL OF EMPLOYER.  In the event the Employee
-------------------------------------------------
shall elect to terminate employment for "Good Reason" or "change in control of the Employer", the Employer shall pay the Employee the following severance benefits:

         A. Employee's full base salary through the date of Employee's termination at the rate then in effect immediately prior to the date of termination, plus any bonus to which Employee is entitled pursuant to Paragraph 3(B) of this Agreement.

         B. A lump sum payment equal to the greater of (i) the amount of salary that would have been paid to Employee from the date of termination of Employee to the end of the term of this

Employment Agreement had termination not occurred, or (ii) $250,000.00. This lump sum payment as well as any salary due under Subparagraph (A) above shall be paid within thirty days of the date or termination.

          C. The Employer shall also pay all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

          D. In lieu of shares of common stock of the Employer issuable upon exercise of any outstanding stock option granted to Employee under any Employer's stock option plan which is exercisable on the date of termination of employment, Employee shall receive an amount in cash equal to the product of (i) the difference obtained by subtracting the per share exercise price of each option held by Employee then exercisable from the closing price of the Employer's shares as reported on any organized stock exchange on the date of termination, and (ii) the number of Employer's shares covered by each such option.

          E. The Employer shall maintain in effect for the benefit of the Employee for a two year period after the date of termination all Employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination provided that continued participation is possible under the general terms and provisions of such plan or program. In the event that such participation in any such plan or program is prohibited, the Employer shall arrange to provide Employee with benefits substantially similar to those which Employee was entitled to receive under such plan or program.

          F. In addition to all other amounts payable to Employee under this Paragraph 6, Employee shall be entitled to receive all benefits which may be payable under any Employer retirement plan, deferred compensation plan, or any other plan or agreement relating to retirement benefits.

     7.   NON-DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.
          ------------------------------------------------------------
Employee acknowledges that knowledge of the Employer's formulas, products, pricing, methods of manufacture and distribution, and vendor and customer lists, is of a confidential and secret nature and of great value to the Employer. The Employee agrees not to divulge to any person, either during or after the termination of his employment, any information acquired by him concerning such formulas, products, pricing, methods of manufacture and distribution, vendor and customer lists, or any other trade secrets of the Employer. Upon termination of his employment, the Employee agrees to deliver forthwith to the Employer all records, memoranda, and other written data relating to such formulas, products, pricing, methods of manufacture and distribution, and vendor and customer lists.

     8.   MISCELLANEOUS. This Agreement supersedes all prior agreements and
          -------------
understandings between the parties and may not be changed unless in writing, executed by the parties hereto; shall be interpreted under and pursuant to the laws of the State of New York; shall inure to the benefit of and shall be binding upon the parties hereto, their legal representatives, successors and assigns. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     9.   ARBITRATION. Any dispute or controversy arising under or in connection
          ------------
with this Agreement shall be settled exclusively by arbitration in the City of Rochester, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any Court having jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        WORLD OF SCIENCE, INC.

                                   By:  /s/ Charles A. Callahan, CFO
                                        ----------------------------------
                                        Authorized Officer


                                        /s/ Fred H. Klaucke
                                        ----------------------------------
                                        Fred H. Klaucke